Exhibit (d)

Investment Advisory Contract

EXHIBIT A

to

INVESTMENT MANAGEMENT AGREEMENT

FUND	EFFECTIVE DATE	ANNUAL MANAGEMENT FEE (as a % of average daily net assets)

Sit Tax-Free Income Fund (Series A)	November 1, 1992	.80%(1)

Sit Minnesota Tax-Free Income Fund (Series B)	October 20, 1993	.80%(1)

Sit Quality Income Fund (Series E)	December 31, 2012	.90%(1)

(1)	Except for extraordinary expenses (as so designated by a majority of the directors of the Company, including a majority of said directors who are not “interested persons” of the Company or of SIA, as defined in the Investment Company Act of 1940, as amended), interest, brokerage commissions and other transaction charges relating to investing activities incurred by the Company on behalf of each aforementioned Fund, SIA shall bear all of each Fund’s expenses.

IN WITNESS WHEREOF, the Company and SIA have caused this Exhibit A to the Investment Management Agreement dated as of November 1, 1992 between the Company and SIA to be effective as of December 31, 2012.

SIT MUTUAL FUNDS II, INC.

By	/s/ Paul E. Rasmussen
Its	Vice President

SIT INVESTMENT ASSOCIATES, INC.

By	/s/ Roger J. Sit
Its	Chairman